Ambassadors International, Inc. Announces Third Quarter 2010 Results

Seattle, November 12, 2010 – Ambassadors International, Inc. (the “Company”) (Nasdaq: AMIE) announced today its financial results for the third quarter ended September 30, 2010.

Key Highlights

Ambassadors reported positive operating income of $0.6 million from continuing operations for the three months ended September 30, 2010 compared to an operating loss from continuing operations of $32.7 million for the three months ended September 30, 2009.

Revenues from continuing operations for the three months ended September 30, 2010 were $19.8 million, compared to $17.7 million for the three months ended September 30, 2009. The increase in revenue was primarily due to increased net fares per passenger during the third quarter of 2010.

Cruise operating expenses were $13.9 million for the three months ended September 30, 2010 compared to $13.3 for the three months ended September 30, 2009. The increase in cruise operating expenses was primarily due to an increase in fuel costs and the amortization of prior drydock expenditures, offset by cost savings in port fees and insurance following the transition of the ship management to in-house personnel in September of 2009.

Net loss for the three months ended September 30, 2010 was $0.6 million compared to a net loss of $35.2 million for the three months ended September 30, 2009.

2010 Outlook

“There is still uncertainty in the economy and the travel market continues to be challenging,” said Hans Birkholz, CEO of Ambassadors International Inc., and Windstar Cruises.  “As a result, we continue to experience significant pressure on price points.”

“We do feel comfortable about our liquidity position, with cash and cash equivalents on hand and the full availability of our revolving credit facility,” said Birkholz.

2011 Outlook

“While we remain optimistic about our advance bookings for 2011 for both our charter and FIT business, the economy still has not fully recovered, and the Company continues to be impacted by this,” said Birkholz. “Our plan for 2011 is to continue to aggressively market Windstar’s value proposition in conjunction with strong offers to drive revenue.”

Conference Call Scheduled

Ambassadors International, Inc. will host a conference call to discuss the results of operations on Friday, November 12, 2010 at 2:00 p.m. Eastern Time. Interested parties may join the call by dialing (877) 842-7102, conference ID #: AMIE. The conference call may also be joined via the Internet at http://www.ambassadors.com. For conference replay access, parties may dial (800) 642-1687, conference ID #: 22793904 and follow the prompts. Post-call replay will be available two days following the completion of our call.

About Ambassadors International, Inc.

Ambassadors International, Inc. is primarily a cruise company with headquarters in Seattle, Washington. The Company operates Windstar Cruises, a three-ship fleet of luxury yachts that explore the hidden harbors and secluded coves of the world’s most sought-after destinations. Carrying just 148 to 312 guests, the luxurious ships of Windstar cruise to nearly 50 nations, calling at 100 ports throughout Europe, the Caribbean and the Americas.  In this press release, any reference to "Company," "Ambassadors," "management," "we," "us" and "our" refers to Ambassadors International, Inc. and its management team.

Forward-Looking Statements

This press release contains forward-looking statements that are based on our current expectations and entail various risks and uncertainties that could cause our actual results to differ materially from those suggested in our forward-looking statements. We believe that such risks and uncertainties include, among others, our ability to refinance our debt or to obtain additional financing at reasonable rates; our ability to continue to operate as a going concern; our ability to effectively and efficiently operate our cruise business; customer cancellation rates; competitive conditions in the industry in which we operate; marketing expenses; extreme weather conditions; the impact of new laws and regulations affecting our business; negative incidents involving cruise ships, including those involving the health and safety of passengers; cruise ship maintenance problems; reduced consumer demand for vacations and cruise vacations; changes in fuel, food, payroll, insurance and security costs; changes in relationships with certain travel providers; changes in vacation industry capacity; and other economic factors and other considerations affecting the travel industry; potential of our common stock not listed on a US national securities exchange or quoted on an established automated over the counter trading market in the US exchange; and other factors discussed more specifically in our annual, quarterly and current reports filed with the SEC on Forms 10-K, 10-Q and 8-K. We are providing this information as of the date of this release and do not undertake any obligation to update any forward-looking statements contained in this document as a result of new information, future events or otherwise.

Additional Information

For further information, please contact Tammy Smolkowski of Ambassadors International, Inc. at (206) 292-9606.

SOURCE Ambassadors International, Inc.

Tammy Smolkowski of Ambassadors International, Inc., +1-206-292-9606